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EXHIBIT 5.1

                                 ATER WYNNE LLP
                          222 S.W. Columbia, Suite 1800
                             Portland, Oregon 97201
                             (503) 226-1191 (Phone)
                              (503) 226-0079 (Fax)


                                  June 16, 2000


Board of Directors
AVI BioPharma, Inc.
One S.W. Columbia Street, Suite 1105
Portland, OR  97258

     In connection with the public offering of up to 3,450,000 shares of common stock, par value $0.0001 per share (the "Common Stock"), of AVI BioPharma, Inc., an Oregon corporation (the "Company"), under the Registration Statement on Form S-1 (the "Registration Statement") and the proposed sale of the Common Stock pursuant to the terms of an underwriting agreement (the "Underwriting Agreement") to be entered into by and among the Company and Paulson Investment Company, Inc., as representative of the several underwriters, we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

     Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be sold pursuant to the Underwriting Agreement, when such shares have been delivered against payment therefor as contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required to be filed pursuant to
Section 7 of the Securities Act of 1933, as amended, or the rules thereunder. This opinion has been prepared solely for your use in connection with the Registration Statement and should not be quoted in whole or in part or otherwise be referred to, nor be relied upon by, nor be filed with or furnished to any governmental agency or other person or entity, except as otherwise provided in this paragraph, without the prior written consent of this firm.

                                      Very truly yours,

                                      /s/ Ater Wynne LLP

                                      ATER WYNNE HEWITT DODSON & SKERRITT, LLP